                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant |X|
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /  Preliminary Proxy Statement                  / /  Confidential, For Use of
                                                       the Commission Only (as
                                                       permitted by
                                                       Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No Fee Required
/ /  Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

     (1) Title of each class of securities to which investment applies:

         -----------------------------------------

     (2) Aggregate number of securities to which investment applies:

          -----------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

          -----------------------------------------

     (4) Proposed maximum aggregate value of transaction:

          -----------------------------------------

     (5) Total fee paid

          -----------------------------------------

/ /  Fee paid previously with preliminary materials.

         ---------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                     [LOGO]

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                            931 SOUTH MATLACK STREET
                        WEST CHESTER, PENNSYLVANIA 19382





                                  May 27, 1999



DEAR FELLOW STOCKHOLDER:

     On behalf of the Board of Directors, I am pleased to invite you to attend the first annual meeting of stockholders of Electronics Boutique Holdings Corp. (the "Company"), to be held on Tuesday, June 22, 1999, at 11:00 a.m., local time, at the Company's executive offices, 931 South Matlack Street, West Chester, Pennsylvania. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     At the annual meeting, stockholders will elect two persons to serve as directors of the Company and vote upon a proposal to ratify the Board's appointment of KPMG LLP as independent accountants for the Company for fiscal 2000.

     I am delighted you have chosen to invest in the Company and hope that, whether or not you plan to attend the annual meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

     I look forward to seeing you at the annual meeting.


                                Very truly yours,


                                /s/ James J. Kim

                                JAMES J. KIM
                                Chairman of the Board

                                     [LOGO]

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                            931 SOUTH MATLACK STREET
                        WEST CHESTER, PENNSYLVANIA 19382

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 22, 1999

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Electronics Boutique Holdings Corp., a Delaware corporation (the "Company"), will be held on Tuesday, June 22, 1999, at 11:00 a.m., local time, at the Company's executive offices, 931 South Matlack Street, West Chester, Pennsylvania, for the following purposes:

    1.  To elect two Class I directors, each to serve for a term of three years;

    2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP, independent certified public accountants, as auditors for the Company for its fiscal year ending January 29, 2000; and

    3. To act upon such other matters and transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 14, 1999 as the record date for determining the stockholders entitled to receive notice of and to vote, either in person or by proxy, at the Annual Meeting and at any and all adjournments or postponements thereof.



                                            By Order of the Board of Directors:


                                            /s/ John R. Panichello

                                            JOHN R. PANICHELLO
                                            Senior Vice President,
                                            Chief Financial Officer
                                            and Secretary


West Chester, Pennsylvania
May 27, 1999

                             YOUR VOTE IS IMPORTANT.

     TOVOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY
      AND MAIL IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID RETURN ENVELOPE.

                         -------------------------------

                                 PROXY STATEMENT

                         ------------------------------

         This Proxy Statement is furnished to the stockholders of Electronics Boutique Holdings Corp. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be voted at the 1999 Annual Meeting of Stockholders of the Company (such meeting and any adjournments or postponements thereof referred to as the "Annual Meeting"). The Annual Meeting will be held on Tuesday, June 22, 1999 at 11:00 a.m., local time, at the principal executive offices of the Company, which are located at 931 South Matlack Street, West Chester, Pennsylvania 19382.

         This Proxy Statement, the accompanying proxy and the Company's Annual Report to Stockholders were first mailed to the Company's stockholders on or about May 27, 1999.

         All shares represented by properly executed proxies will be voted in accordance with directions on the proxies. If no direction is indicated, the shares will be voted at the Annual Meeting FOR the election of all the named nominees for director and FOR the ratification of the appointment of KPMG LLP as independent auditors for the Company for its fiscal year ending January 29, 2000. A stockholder executing and returning a proxy may revoke it at any time before it is exercised by written notice to the Secretary of the Company or by voting in person at the Annual Meeting.

         The Board of Directors does not know of any matters to be brought before the Annual Meeting other than the items set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed proxy confers discretionary authority to the Board-appointed persons named therein to vote on any other matter that is properly presented for action at the Annual Meeting.

         Cost of solicitation of proxies by the Board of Directors is to be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telecopier transmission by the directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.



YOU ARE HEREBY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES.

VOTING SECURITIES

         Only holders of record of shares of Common Stock of the Company at the close of business on May 14, 1999 will be entitled to vote at the Annual Meeting. On that date, 20,169,200 shares of Common Stock, the only outstanding voting securities of the Company, were issued and outstanding. Each share of Common Stock is entitled to one vote. Stockholders of record may vote on a matter by marking the appropriate box on the proxy. A majority of the voting power of the outstanding shares of capital stock of the Company, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Action on the other matters scheduled to come before the Annual Meeting will be authorized by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                         ITEM 1 - ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

         The Board has nominated Susan Y. Kim and Stanley ("Mickey") Steinberg, each of whom is currently a member of the Board, for election as Class I Directors. If elected, such nominees will serve for a three-year term to expire at the Company's annual meeting of stockholders in 2002 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the Annual Meeting, is set forth below.

         The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.


NOMINEES FOR ELECTION AS CLASS I DIRECTORS - TERM EXPIRES AT THE 2002 ANNUAL MEETING

SUSAN Y. KIM

         Ms. Kim, age 36, has served as a Class I Director of the Company since March 1998. Ms. Kim served as a Senior District Manager of the Company's predecessor, The Electronics Boutique, Inc. ("EB") from 1991 to 1992, as EB's Personnel Manager from 1989 to 1991, as a Buyer for EB from 1986 to 1989, and as a Field Manager for EB from 1985 to 1986. Ms. Kim is the daughter of James J. Kim, the Company's Chairman and the wife of John R. Panichello, the Company's Senior Vice President and Chief Financial Officer.

STANLEY ("MICKEY") STEINBERG

         Mr. Steinberg, age 66, has served as a Class I Director of the Company since September 1998. Mr. Steinberg has served as a consultant to Sony Corp. of America since June 1998. From August 1994 to June 1998, Mr. Steinberg served as Chairman of Sony Retail Entertainment. From 1989 until 1994, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering. Mr. Steinberg serves on the Boards of Directors of AMC, Inc. and Loews Cineplex Entertainment.


CLASS II DIRECTORS - TERM EXPIRES AT THE 2000 ANNUAL MEETING

DEAN S. ADLER

         Mr. Adler, age 42, has served as a Class II Director of the Company since March 1998. In March 1997, Mr. Adler formed Lubert/Adler Partners, LP, a limited partnership investing primarily in real estate and real estate-related ventures. For ten years prior thereto, Mr. Adler was a principal and co-head of the private equity group of CMS Companies, which specialized in acquiring operating businesses and real estate within the private equity market. Mr. Adler was also an instructor at The Wharton School of the

University of Pennsylvania. Mr. Adler serves on the Boards of Directors of US Franchise Systems, Inc., Trans World Entertainment Corporation, and Developers Diversified Realty Corporation. Mr. Adler is a member of the Audit and Compensation Committees of the Board.

LOUIS J. SIANA

         Mr. Siana, age 67, has served as a Class II Director of the Company since March 1998. Mr. Siana is a certified public accountant and a senior partner in the accounting firm of Siana, Carr & O'Conner LLP. Mr. Siana is a member of the Audit and Compensation Committees of the Board.


CLASS III DIRECTORS - TERM EXPIRES AT THE 2001 ANNUAL MEETING

JAMES J. KIM

         Mr. Kim, age 63, has served as the Company's Chairman and a Class III Director since March 1998. Mr. Kim founded EB in 1977 and has served as its Chairman since its inception. Mr. Kim has served as Chairman and Chief Executive Officer of Amkor Technology, Inc. ("Amkor") and Amkor Electronics, Inc. ("AEI") since September 1997 and 1968, respectively. In April 1998, AEI merged with and into Amkor. Amkor is a semiconductor packaging and test service company. Mr. Kim also serves as the Chairman of the Anam group of companies, which consists principally of companies in South Korea in the electronics industries. Mr. Kim also serves as a member of the Board of Managers of Fort[ie] Systems, LLC, a company which provides information technology services, and as a director of CFM Technologies, Inc., a manufacturer of equipment used in the manufacturing process of semiconductors and flat panel displays. Mr. Kim is the father of Susan Y. Kim, a nominee for election as a Class I Director and the father-in-law of John R. Panichello, the Company's Senior Vice President and Chief Financial Officer. Mr. Kim is a member of the Compensation Committee of the Board.

JOSEPH J. FIRESTONE

         Mr. Firestone, age 67, has served as the President, Chief Executive Officer and a Class III Director of the Company since March 1998. Mr. Firestone has served as the President of EB since February 1984, and the President and Chief Executive Officer of EB since February 1995. Mr. Firestone has served as a director of an affiliate of EB, Electronics Boutique Plc, since November 1995 and served as the non-executive chairman of Electronics Boutique Plc from November 1995 until June 1998. Mr. Firestone also serves on the Executive Advisory Board of the Center for Retailing Education and Research of the University of Florida and as a Director of the National Retail Federation.


              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS


ATTENDANCE AT MEETINGS

         The Board held seven meetings during the fiscal year ended January 30, 1999 ("Fiscal 1999"). No director attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

         The Board has established two standing committees: the Audit Committee and the Compensation Committee.

         AUDIT COMMITTEE. The Audit Committee reviews the professional services provided by the Company's independent accountants and the independence of such firm from the management of the Company. This Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's systems of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's finance and accounting staff. The Audit Committee is comprised of the following non-employee directors: Messrs. Adler and Siana. Because the Company was incorporated in March 1998 and completed its initial public offering in July 1998, the Audit Committee did not meet during Fiscal 1999.

         COMPENSATION COMMITTEE. The Compensation Committee reviews executive salaries, administers the stock option plan of the Company and approves the salaries, bonuses and other benefits of the executive officers of the Company. In addition, this Committee advises and consults with the Company's management regarding benefit plans and compensation policies and practices of the Company. The Compensation Committee is comprised of the following non-employee directors:
Messrs: Kim, Adler and Siana. The Compensation Committee met one time during Fiscal 1999.

         The Board has not established a Nominating Committee, nor does any other committee perform similar functions.


DIRECTOR COMPENSATION

         Non-employee directors receive a fee of $1,500 for each Board or Board Committee meeting attended. In addition, Mr. Kim, the Chairman of the Board, receives an annual salary of $250,000, payable quarterly. Mr. Kim's salary was awarded in March 1999, retroactive to July 28, 1998, the date on which the Company completed its initial public offering. Messrs. Adler, Siana and Steinberg were each granted options to purchase 15,000 shares of Common Stock in respect of their service as non-employee directors during Fiscal 1999. Commencing after the Annual Meeting, the Company intends to grant annually to each non-employee director (other than Messrs. Adler, Siana and Steinberg until after the 2002 Annual Meeting) options to purchase 2,500 shares of Common Stock. Directors who are also full-time employees of the Company receive no additional compensation for service as directors.

                 ITEM 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP, independent certified public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending January 29, 2000, subject to ratification of such appointment by the Company's stockholders. KPMG LLP and its predecessors have served as independent accountants for the Company and EB since Fiscal 1995, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

         THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION


COMPENSATION SUMMARY

         The following table summarizes for the Company's last two fiscal years the compensation of the Company's President and Chief Executive Officer and the other executive officers of the Company whose salary and bonus was in excess of $100,000 during Fiscal 1999 (the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries.


                           SUMMARY COMPENSATION TABLE


                                                                                                       LONG-TERM
                                                                     ANNUAL COMPENSATION              COMPENSATION
                                                       ----------------------------------------       ------------
                                                                                                       SECURITIES
                                           FISCAL                                                      UNDERLYING        ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR          SALARY       BONUS(1)        OTHER (2)        OPTIONS (#)     COMPENSATION
       ---------------------------         ----          ------       --------        ---------        -----------     ------------
Joseph J. Firestone                        1999       $488,436       $500,000             --             428,571       $  2,000(3)
President, Chief Executive Officer         1998       $397,159       $250,000             --                --         $152,000(4)
and Director

Jeffrey W. Griffiths                       1999       $238,852       $121,200             --             150,000       $  2,000(3)
Senior Vice President of                   1998       $218,110       $110,188             --                --         $  2,000(3)
Merchandising and Distribution

John R. Panichello                         1999       $178,475       $  90,750            --             128,571       $  2,000(3)
Senior Vice President and Chief            1998       $169,262       $  82,500            --                --               ---
Financial Officer

-------------

(1) Amounts have been listed for the year earned although actually paid in the following fiscal year or deferred at the executive's election until a subsequent fiscal year.

(2) Does not include perquisites and other personal benefits, securities or property if the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) ten percent of the combined salary and bonus for such person in the applicable fiscal year.

(3) Consists of the Company's $2,000 matching contribution pursuant to its 401(k) defined contribution plan.

(4) Consists of $150,000 of deferred compensation and the Company's $2,000 matching contribution pursuant to its 401(k) defined contribution plan.


FISCAL 1999 STOCK OPTION GRANTS

         The following table sets forth certain information regarding grants of stock options made during Fiscal 1999 to the Named Executive Officers pursuant to the Company's stock option plan. No grants of stock appreciation rights were made during Fiscal 1999 to any of the Named Executive Officers or any other employees of the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
                                                % OF TOTAL                              POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF      OPTIONS                                 ASSUMED ANNUAL RATES OF
                                  SECURITIES    GRANTED TO                                STOCK PRICE APPRECIATION
                                  UNDERLYING     EMPLOYEES                                     FOR OPTION TERM
                                    OPTIONS      IN FISCAL    EXERCISE     EXPIRATION   ------------------------------
             NAME                   GRANTED        YEAR         PRICE         DATE           5%               10%
             ----                   -------        ----         -----         ----           --               ---
Joseph J. Firestone.........    428,571(1)        27.3%        $14.00       7/28/08       $3,773,364      $9,562,445

Jeffrey W. Griffiths........    150,000(1)         9.6%        $14.00       7/28/08       $1,320,679      $3,346,859

John R. Panichello..........    128,571(1)         8.2%        $14.00       7/28/08       $1,132,007      $2,868,727

-------------

(1) One-third of the option award vests on each of the first three anniversaries of the award, beginning July 28, 1999.


FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executive Officers during Fiscal 1999 and the total number and aggregate value of options held by each of the Named Executive Officers at January 30, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                           NUMBER OF
                                                                           SECURITIES
                                                                           UNDERLYING                 VALUE OF UNEXERCISED
                                                                           UNEXERCISED                IN-THE-MONEY
                                                                           OPTIONS AT                 OPTIONS AT FISCAL
                                                                           FISCAL YEAR-END (#)        YEAR-END ($)
                                 SHARES ACQUIRED ON           VALUE        EXERCISABLE/               EXERCISABLE/
            NAME                    EXERCISE (#)           REALIZED ($)    UNEXERCISABLE              UNEXERCISABLE (1)
            ----                    ------------           ------------    -------------              -----------------
Joseph J. Firestone..........             0                      0            0/428,571                  0/1,874,988

Jeffrey W. Griffiths.........             0                      0            0/150,000                  0/656,250

John R. Panichello...........             0                      0            0/128,571                  0/562,498

-------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on the Nasdaq National Market on January 29, 1999 (the last trading day in Fiscal
         1999). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate price payable upon such exercise.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         In Fiscal 1999, the Company entered into employment agreements with Messrs. Firestone, Griffiths and Panichello providing for their employment as Chief Executive Officer, Senior Vice President of Merchandising and Distribution and Senior Vice President and Chief Financial Officer, respectively. The agreements are each for a period of three years and, in some cases, may be extended automatically for additional one year terms, unless terminated by either party in accordance with their terms. The agreements provide for compensation consisting of base salaries of $500,000, $242,375 and $181,500 for Messrs. Firestone, Griffiths and Panichello, respectively, and certain fringe and other employee benefits that are made available to the senior executives of the Company. In the event that employment is terminated for any reason other than death, disability or "cause" (as defined in the agreement), the executive is entitled to receive his then current base salary for the greater of his remaining term under the employment agreement or a one year period. The agreement also limits certain severance payments to an amount equal to $100 less than the maximum that could be paid to the executive and deducted by the Company under Section 280G of the Code in the event of termination of employment for any reason other than death, disability or "cause," or is related to a "change in control." In the event of disability, the agreements provide for the continuation of the executive's compensation for a period of one year, or, if greater, the remaining term of the agreement.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


OVERVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

         The current members of the Compensation Committee are Messrs. Kim, Adler and Siana. Mr. Kim is the Company's Chairman and Messrs. Adler and Siana are non-employee directors of the Company. The Compensation Committee, which was formed in July 1998, is charged with reviewing the Company's compensation practices and policies generally and specifically establishing such practices and policies for the Chief Executive Officer and the other executive officers of the Company.

         The compensation of the Chief Executive Officer and the other executive officers for Fiscal 1999 was agreed to in employment agreements entered into by the Company and each executive prior to the completion of the Company's initial public offering and the formation of the Compensation Committee. The compensation levels in the employment agreements were based on recommendations regarding current market data for the specific positions held by each of the incumbents, as well as individual and the Company's prior year and anticipated future performance. The recommendations were reviewed and approved by the Company's Chairman for the Chief Executive Officer and by the Company's Chief Executive Officer for the other positions.

         The Compensation Committee has developed and continuously enhances compensation policies, plans and programs which align the financial interests of the Company's senior management, in their management capacities, with those of the Company's stockholders. The Compensation Committee believes that (i) executive compensation should be meaningfully related to the performance of the Company and the value created for stockholders; (ii) compensation programs should support both short and long-term goals and objectives of the Company;
(iii) compensation programs should reward individuals for outstanding contributions to the Company's success; and (iv) short and long-term compensation policies play a significant role in attracting and retaining well qualified executives. For the Chief Executive Officer's compensation, the Compensation Committee considers the recommendations of the Company's Chairman, who is also a member of the Compensation Committee, and for the compensation of the Company's other executive officers, the Compensation Committee considers the recommendation of the Company's Chief Executive

Officer.

         In setting annual compensation for executive officers, the Compensation Committee reviews a number of criteria relating to the financial performance of the Company generally and of each executive officer specifically during the prior fiscal year, establishes expectations as to each such individual's future contributions to the Company and considers industry and comparably-sized company data. In making its decision on compensation levels, the Compensation Committee does not use any predetermined formula or assign any particular weight to any individual criteria.


INDUSTRY DATA

         The Company participates in and subscribes to a number of compensation and benefits surveys. In Fiscal 1999, the three predominant compensation surveys utilized to determine the compensation of the Company's executive officers were the 1998 National Retail Federation Survey of Specialty Stores Retailers (the "NRF Survey"), the 1998/1999 ECS Industry and Geographic Report on Top Management Compensation (the "ECS Report"), and an independent study completed for the Company by Towers Perrin (the "Towers Perrin Study"). The NRF Survey, the ECS Report and the Towers Perrin Study were each used to determine the Fiscal 1999 compensation recommendations for the Company's executive officers.

         The NRF Survey provided detailed compensation information, by position, including base salary and bonus for executives in the retail industry. In addition, the NRF Survey reported, as to each position, a compensation comparison by category. Categories included merchandise (e.g., gifts, entertainment, apparel, footwear, etc.), sales volume, number of stores, number of employees, average store square footage, and primary retail location (regional malls versus other locations). Each category, as it applied to the Company, was evaluated to determine an average compensation level for each executive officer.

         The ECS Report was compiled by Watson Wyatt Data Services. This report provided information regarding retail and wholesale trades and identified base salaries, cash and other incentives and salary ranges applicable to senior management positions.

         In February 1998, the Company retained Towers Perrin, an independent compensation consulting firm, to perform a market-based study of executive compensation among other corporations of similar size, and in industries and locations comparable to that of the Company.


BASE SALARY

         Recommendations for base salary levels take into account what is being paid elsewhere in the market, as described above, so that the Company can remain competitive. Increases in base salary also take into account what has happened in the business in the prior fiscal year as well as what is expected to happen in the upcoming year. These factors include:

         Sales The Company's prior fiscal year sales volume is an important factor when evaluating base salary increases. Increased sales volume indicates that the executives have ensured that products are in the Company's stores at the proper time, stores are staffed with knowledgeable sales people, and customers are satisfied with the Company's products and service.

         Forecasted Sales                 Evaluation of industry forecasts
                                          for the retail industry, what new
                                          products will be introduced into the
                                          market, and the overall economic
                                          outlook for the country are all
                                          important factors regarding the
                                          Company's anticipated profitability
                                          and, therefore, compensation levels.

         Growth The Company's growth is evaluated, in both absolute terms and as compared to planned rates of growth, based on several determinants, as follows:

                                                 o       Number of stores
                                                 o       Comparable store sales
                                                 o       Overall sales volume
                                                 o       Market share
                                                 o       Net income
                                                 o       Planned vs. actual
                                                         growth rates

         Net Profit Goals                 These include an evaluation of store
                                          profit and loss, expenses associated
                                          with the management of the stores and
                                          support from the home office and
                                          distribution center.


BONUS

         Bonus payments are made based on Company performance for the prior fiscal year. Provided the Company meets or exceeds its goals for the year, bonuses are paid as per existing employment agreements. Bonus amounts included in the agreements are determined by Company performance and compared to external research provided in the surveys and reports described above to ensure competitiveness within the industry.


STOCK BASED INCENTIVE AWARDS

         The Compensation Committee believes that it is important for executives, as well as other employees, to have a vested interest in the Company, through the granting of stock options which generally vest over a three year period, thereby more closely aligning the long-term interest of executives with that of the Company's stockholders. The Compensation Committee believes that stock options provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation and enhancing their performance in attaining long-term Company objectives. The Compensation Committee makes grants under the Company's Equity Participation Plan and granted stock options to purchase an aggregate of 707,142 shares of Common Stock to the Named Executive Officers during Fiscal 1999. All stock options granted during Fiscal 1999 by the Company had exercise prices equal to the fair market value of the Common Stock on the date of grant. All employees of the Company are eligible to receive grants of stock options under the Equity Participation Plan, and the Compensation Committee, upon senior management's recommendations, makes an effort to ensure that option grants are made to a significant number of levels of employees within the Company, given the competitive nature of the industry with respect to recruiting and retaining the best available personnel.

CEO COMPENSATION

         In accordance with Mr. Firestone's employment agreement, Mr. Firestone's annual base salary, beginning in July 1998, was $500,000. Under his employment agreement, Mr. Firestone is entitled to a cash bonus of up to 100% of his annual base salary. Mr. Firestone earned the maximum bonus of $500,000 in Fiscal 1999, of which $200,000 was paid in March 1999 and $300,000 was deferred at Mr. Firestone's election. The Compensation Committee awarded Mr. Firestone the maximum bonus, based on the Company's achievement of its goals, including increases in the following measurement areas over Fiscal 1998 levels:

          Measurement Area                            Percentage Increase
          ----------------                            -------------------
          Net Sales                                         27.0%
          Number of Stores                                  16.8%
          Comparable Store Sales                            14.1%
          Pro Forma Net Income                              71.2%

         The Compensation Committee believes Mr. Firestone's current compensation is fully consistent with the Company's philosophy on executive compensation and appropriate in view of the Company's performance in Fiscal 1999.


TAX DEDUCTIBILITY; OTHER

         Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated officers employed at year-end, subject to certain pre-established objective performance-based exceptions. The Compensation Committee intends to take Section 162(m) into account when formulating its compensation policies for the Company's executive officers and to comply with Section 162(m) where the Compensation Committee determines compliance to be practicable and in the best interests of the Company and its stockholders.

         The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.


CONCLUSION

         The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of the Company, and with the primary mission of the full Board of increasing long-term stockholder value.

                                            Respectfully submitted,

                                            JAMES J. KIM
                                            DEAN S. ADLER
                                            LOUIS J. SIANA

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee during Fiscal 1999 were James
J. Kim, Dean S. Adler and Louis J. Siana. Mr. Kim had a direct or indirect material interest in certain transactions involving the Company during Fiscal 1999. See "Certain Relationships and Related Transactions."


                     COMPARISON OF TOTAL STOCKHOLDER RETURN

         The following graph compares the cumulative total stockholder return on the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail (Specialty) Index for the period from July 28, 1998 through January 30, 1999, assuming an initial investment of $100 and the reinvestment of all dividends.


    ELECTRONICS BOUTIQUE HOLDINGS CORP. v. S&P 500 v. S&P RETAIL (SPECIALTY)

            [THE TABLE BELOW WAS REPRESENTED IN THE PRINTED MATERIAL
                                BY A LINE GRAPH]


                                             7/28/98         1/30/99
                                             -------         -------
Electronics Boutique Holdings Corp.           $100            $131

S&P 500                                       $100            $114

S&P Retail (Specialty)                        $100            $ 91


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth, as of April 30, 1999, certain information regarding the beneficial ownership of the Company's Common Stock by each stockholder known to the Company to be the beneficial owner of more than 5% of the Common Stock, each of the Company's directors and Named Executive Officers, and all directors and executive officers as a group.

NAME AND ADDRESS OF                                       SHARES BENEFICIALLY
BENEFICIAL OWNER (1)                                              OWNED (2)
--------------------                                   ---------------------------
                                                         NUMBER           PERCENT
                                                       ----------        ---------
EB Nevada, Inc. (3)                                    15,169,100          75.2%
2255-A Renaissance Drive, Suite 4
Las Vegas, Nevada 89119

James J. and Agnes C. Kim (3) (4)                      15,169,200          75.2%
931 South Matlack Street
West Chester, Pennsylvania 19382

Dresdner Bank AG (5)                                    1,299,000           6.4%
Jurgen - Ponto - Platz 1

60301 Frankfurt, Germany

Joseph J. Firestone                                         6,500           *

Dean S. Adler                                                --             *

Susan Y. Kim (3) (4)                                         --             *

Louis J. Siana                                               --             *

Stanley Steinberg                                            --             *

John R. Panichello (4)                                       --             *

Jeffrey W. Griffiths                                        1,000           *

All directors and executive officers as                     7,500           *
      a group (8 persons) (6)

----------------
*        Less than 1.0%

(1) Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to the shares beneficially owned by them.

(2) For purposes of this table, a person is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days, including upon the exercise of stock options. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. None of the options to purchase shares of Common Stock held by any directors or executive officers of the Company are exercisable within 60 days of April 30, 1999.

(3) EB Nevada, Inc. is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim, Agnes C. Kim, the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987 (such trusts referred to as the "Kim Trusts"). Each of the Kim Trusts has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D. Kim in the case of the David D. Kim Trust) (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of Common Stock held by them, in their discretion, in concert with James Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of the shares owned by EB Nevada, Inc.

(4) James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim. John R. Panichello and Susan Y. Kim are husband and wife.

(5) As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 16,

         1999. The Schedule 13G was filed jointly by Dresdner RCM Global Investors LLC ("Dresdner RCM"), Dresdner RCM Global Investors US Holdings LLC ("DRCM Holdings") and Dresdner Bank AG ("Dresdner"). Dresdner RCM is an investment advisor and a wholly-owned subsidiary of DRCM Holdings. DRCM Holdings is a wholly-owned subsidiary of Dresdner, an international banking organization headquartered in Frankfurt, Germany.

(6)      Excludes shares which may be deemed to be beneficially owned by James
         J. Kim.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In contemplation of the Company's initial public offering, on May 31, 1998, the Company's predecessor, EB, a company wholly owned by the Kim Trusts and James and Agnes Kim (collectively, the "Kim Shareholders"), (i) transferred certain assets, including its leases, leasehold improvements, inventory, employee contracts, fixed assets and prepaid expenses, subject to all of its liabilities, to Electronics Boutique of America Inc. ("EBOA") in exchange for all of the outstanding shares of capital stock of EBOA, (ii) entered into a two year lease, which is described below, with EBOA for the West Chester distribution center and headquarters, and (iii) assigned its intangible assets, including its trademarks and trade names, to Elbo Inc. ("Elbo"), in exchange for all of the outstanding shares of capital stock of Elbo. EB retained (i) all of the outstanding shares of capital stock (collectively, the "Operating Shares") in its affiliates EBOA, Elbo, EB International, Inc. ("EB Int'l") and EB Canada, Inc. ("EB Canada"), (ii) its shares of Electronics Boutique Plc ("EB-UK") capital stock (which represented 25.1% of the outstanding shares of capital stock of EB-UK), (iii) its West Chester distribution center and headquarters,
(iv) approximately $17.5 million of cash, accounts receivable and cash surrender value of certain split-dollar life insurance policies and (v) approximately $7.7 million of intercompany receivables.

         In July 1998, immediately prior to the completion of the Company's initial public offering, (i) EB transferred the Operating Shares and its shares of EB-UK capital stock to EB Nevada, Inc. ("EB Nevada") in exchange for all of the outstanding shares of capital stock of EB Nevada, (ii) EB Nevada then contributed the Operating Shares to the Company in exchange for 15,794,100 shares of common stock of the Company, and (iii) the Company then acquired from the Kim Shareholders and EB Services Corp. (a corporation wholly-owned by James
J. Kim), for an aggregate of 100 shares of Common Stock, 99.99% of the partnership interests of EB Services Company LLP, with EB Services Corp. retaining a 0.01% general partnership interest. The Company also entered into a Registration Rights Agreement with EB Nevada. The transactions in this and the preceding paragraph were made pursuant to the terms of certain contribution, assignment and exchange agreements among such entities (the transactions in this and the immediately preceding paragraph are collectively referred to herein as the "Reorganization").

         Pursuant to the terms of a Services Agreement with EB-UK, the Company provides management, administrative and advertising assistance in exchange for the payment of management fees by EB-UK equal to 1.0% of net sales, plus a bonus calculated on the basis of net income in excess of a pre-established target set by EB-UK. The Company earned $2.5 million in management fees under the Services Agreement in Fiscal 1999. As of January 30, 1999, EB Nevada owned approximately 25% of the outstanding shares of capital stock of EB-UK.

         Pursuant to the Reorganization, on May 31, 1998, EBOA, an operating subsidiary of the Company, joined EB as a party to certain loan documents with Fleet Financial Corporation and entered into a lease agreement with EB, pursuant to which EBOA leases the West Chester headquarters and primary distribution center from EB. The lease has a two year term and provides EBOA with an option to purchase the property for $6.7 million, EB's cost of acquisition. The monthly rent pursuant to such lease is $50,000.

         In March 1998, EB paid a distribution of $13.9 million to the Kim Shareholders. In July 1998, prior to the completion of the initial public offering, EB Services Company LLP declared a distribution of approximately $6.6 million to the Kim Shareholders. EB Services Company LLP paid this distribution in two installments. The first, in August 1998, was comprised of $5.0 million of cash and 968,292 shares of EB-UK capital stock. The second, in October 1998, consisted of $1.1 million of cash.

         In June 1998, EB loaned $7.0 million to James J. Kim, who in turn loaned such funds to EBOA for working capital purposes. The demand notes reflecting such loans required that interest be paid at the highest prime rate as published in the Wall Street Journal. The Company used $7.0 million of its net proceeds of its initial public offering to repay this obligation to Mr. Kim in July 1998.

         The Company has a policy that any future transactions between it and any of its officers, directors, principal stockholders or the affiliates of the foregoing persons be on terms no less favorable to the Company than could reasonably be obtained in arm's length transactions with independent third parties, and that any such transactions also be approved by the members of the Audit Committee who are disinterested in the transaction.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the outstanding Common Stock, to file with the SEC and the Nasdaq Stock Market (the "Nasdaq") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

         To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during Fiscal 1999, the Company believes that the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of Common Stock during Fiscal 1999.


                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Any proposal of a stockholder intended to be presented at the Company's 2000 annual meeting of stockholders must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received in writing by the Secretary of the Company by January 27, 2000, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 2000 annual meeting.

         Under the Company's Bylaws, a stockholder proposal not intended to be included in the proxy material for the 2000 annual meeting must generally be received by the Company not less than 60 nor more than 90 days prior to the meeting. Any such proposal must also comply with the other provisions contained in the Company's Bylaws relating to stockholder proposals.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY STOCKHOLDER, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 1999. REQUESTS FOR THIS REPORT SHOULD BE ADDRESSED TO INVESTOR RELATIONS, ELECTRONICS BOUTIQUE HOLDINGS CORP., 931 SOUTH MATLACK STREET, WEST CHESTER, PENNSYLVANIA 19382.


                                  OTHER MATTERS

         The Board knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.


May 27, 1999

-------------------------------------------------------------------------------
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

===============================================================================
                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 22, 1999
-------------------------------------------------------------------------------

The undersigned stockholder of ELECTRONICS BOUTIQUE HOLDINGS CORP. (the "Company"), revoking all previous proxies, hereby constitutes and appoints Joseph J. Firestone and John R. Panichello, and each of them acting individually, as the agents and proxies of the undersigned, with full power of substitution in each, for and in the name and stead of the undersigned, to attend the 1999 Annual Meeting of Stockholders of the Company to be held on Tuesday, June 22, 1999 at 11:00 A.M., local time, at the Company's executive offices, 931 South Matlack Street, West Chester, Pennsylvania 19382, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the reverse side hereof:

This Proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" THE RATIFICATION OF KPMG LLP. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the 1999 Annual Meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, NOTICE OF THE 1999 ANNUAL MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said agents and proxies may do by virtue hereof and hereby confirms that this Proxy shall be valid and may be voted whether or not the stockholder's name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.

                        (CONTINUED ON THE REVERSE SIDE.)
===============================================================================

===============================================================================
1.   Election of Directors

     / / FOR all nominees.

     / / WITHHOLD all nominees.

     / / FOR, except vote withheld from the following nominee(s):  _____________

         Nominees: SUSAN Y. KIM and STANLEY ("MICKEY") STEINBERG will be considered nominees for election at the 1999 Annual Meeting.

2. The ratification of KPMG LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending January 29, 2000.

     / /  FOR                 / /  AGAINST                  / /  ABSTAIN

3. In their discretion, the proxies will vote on such other business as may properly come before the 1999 Annual Meeting.

     / /     Please check here if you plan to
             attend the 1999 Annual Meeting in person.

NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Please sign this Proxy exactly as name(s) appear in address below. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Corporations please sign with full corporate name by a duly authorized officer and affix the corporate seal.

                                     -------------------------------------

                                     -------------------------------------
                                      Signature(s)                    Date
===============================================================================